Exhibit 5.7

[Letterhead of Michael Best & Friedrich LLP]

April 11, 2006

Kimball Hill Homes Wisconsin, Inc.

East Lake Park, Inc.

Park Shore, L.L.C.

5999 New Wilke Road, Suite 504

Rolling Meadows, Illinois 60008

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to each of Kimball Hill Homes Wisconsin, Inc., a Wisconsin corporation (“Kimball”), East Lake Park, Inc., a Wisconsin corporation (“East Lake”), and Park Shore, L.L.C., a Wisconsin limited liability company (“Park Shore”, Park Shore, Kimball and East Lake are each and collectively referred to herein as the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $203,000,000 in aggregate principal amount of 10-1/2% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”). The Exchange Notes are to be issued by Kimball Hill, Inc., an Illinois corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 11, 2006, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of December 19, 2005 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation or articles of organization (as applicable), and by-laws or operating agreement (as applicable) of each Guarantor, (ii) a written consent of the managers or board of directors (as applicable) of the Guarantor with respect to the issuance of the Guarantee, (iii) the Registration Statement and (iv) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws (other than the “Blue Sky” laws and regulations of Wisconsin) of the State of Wisconsin and the Wisconsin case law decided thereunder, and (v) the “Blue Sky” laws and regulations of Wisconsin.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.               Kimball and East Lake are each corporations validly existing and in current status  under the laws of the State of Wisconsin, and, based solely on certificates of the Wisconsin Department of Financial Institutions, each has filed its most recent required annual report, and neither has filed articles of dissolution, with the Wisconsin Department of Financial Institutions.

2.               Park Shore is a limited liability company validly existing and in current status  under the laws of the State of Wisconsin, and, based solely on a certificate of the Wisconsin Department of Financial Institutions, has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions.

3.               The Indenture has been duly authorized, executed and delivered by each Guarantor.

4.               The execution and delivery of the Indenture by each Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Wisconsin or any political subdivision thereof applicable to a Guarantor of which we have knowledge (except that we express no opinion with respect to the “Blue Sky” laws and regulations of Wisconsin).

5.               No consent, waiver, approval, authorization or order of any State of Wisconsin court or governmental authority of the State of Wisconsin or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except (a) such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended; (b) such as have been duly obtained or made and are in full force and effect; (c) such as may be required by orders, decrees and the like that are specifically applicable to any Guarantor and of which we have no knowledge; or (d) such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A.            Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented Guarantor in connection with the transactions contemplated herein.

B.            Except as expressly provided herein, we have not examined the records of any party or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

C.            This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Wisconsin be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.7 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MICHAEL BEST & FRIEDRICH LLP

/s/ Michael Best & Friedrich LLP